Exhibit 4.6

SECURED TERM LOAN A PROMISSORY NOTE

$10,000,000	Advance Date: December 20, 2011

Maturity Date: December 1, 2015

FOR VALUE RECEIVED, CEMPRA HOLDINGS, LLC, a Delaware limited liability company, for itself and each of its Subsidiaries signatory hereto (herein after referred to individually as a “Borrower” and collectively, as “Borrowers”) hereby promise to pay to the order of Hercules Technology Growth Capital, Inc., a Maryland corporation or the holder of this Note (the “Lender”) at 400 Hamilton Avenue, Suite 310, Palo Alto, CA 94301 or such other place of payment as the holder of this Secured Term Loan A Promissory Note (this “Promissory Note”) may specify from time to time in writing, in lawful money of the United States of America, the principal amount of Ten Million Dollars ($10,000,000) or such other principal amount as Lender has advanced to Borrowers, together with interest at the Term Loan A Interest Rate specified in the Loan Agreement (as defined below).

This Secured Term Loan A Promissory Note is the Term Loan A Note referred to in, and is executed and delivered in connection with, that certain Loan and Security Agreement dated December 20, 2011, by and between Borrowers and Lender (as the same may from time to time be amended, modified or supplemented in accordance with its terms, the “Loan Agreement”), and is entitled to the benefit and security of the Loan Agreement and the other Loan Documents (as defined in the Loan Agreement), to which reference is made for a statement of all of the terms and conditions thereof. All payments shall be made in accordance with the Loan Agreement. All terms defined in the Loan Agreement shall have the same definitions when used herein, unless otherwise defined herein. An Event of Default under the Loan Agreement shall constitute a default under this Secured Term Loan A Promissory Note.

Borrowers waive presentment and demand for payment, notice of dishonor, protest and notice of protest under the UCC or any applicable law. Borrowers agree to make all payments under this Secured Term Loan A Promissory Note without setoff, recoupment or deduction and regardless of any counterclaim or defense. This Secured Term Loan A Promissory Note has been negotiated and delivered to Lender and is payable in the State of California. This Secured Term Loan A Promissory Note shall be governed by and construed and enforced in accordance with, the laws of the State of California, excluding any conflicts of law rules or principles that would cause the application of the laws of any other jurisdiction.

(Signatures to follow)

BORROWERS:	CEMPRA HOLDINGS, LLC

	By:	/s/ Prabhavathi Fernandes
	Title:	President and CEO

CEMPRA PHARMACEUTICALS, INC.

	By:	/s/ Prabhavathi Fernandes
	Title:	President and CEO

CEM-102 PHARMACEUTICALS, INC.

	By:	/s/ Prabhavathi Fernandes
	Title:	President and CEO